Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES THIRD QUARTER 2017 RESULTS

DALLAS – October 25, 2017 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended September 30, 2017.  Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Third Quarter 2017 Highlights

•	Generated earnings of $16.8 million or $0.13 per diluted common share
•	Paid common dividend of $0.19 per common share
•	Book value per common share declined $0.16 to $10.56 primarily due to lower unrealized portfolio and swap gains ($0.09) and dividends in excess of earnings ($0.06)
•

Net interest margins declined by $1.7 million as benefits of higher cash yields were outstripped by higher borrowing rates reflecting effects of the June Federal Funds Rate increase and, to a lesser extent, by modestly higher mortgage prepayment levels

•	Agency-guaranteed residential ARM portfolio and leverage ended the quarter at $13.61 billion and 9.09 times long-term investment capital, respectively
•	Issued $42.1 million in Series E preferred stock under the Company’s at-the-market continuous offering program

Third Quarter Earnings and Related Discussion

Capstead reported net income of $16.8 million or $0.13 per diluted common share for the quarter ended September 30, 2017.  This compares to net income of $17.5 million or $0.14 per diluted common share for the quarter ended June 30, 2017.  The Company paid a third quarter 2017 dividend of $0.19 per common share on October 20, 2017.

For the quarter ended September 30, 2017, Capstead reported net interest margins of $18.9 million compared to $20.6 million for the quarter ended June 30, 2017.  The decrease in net interest margins was largely attributable to the effects of higher borrowing rates reflecting effects of the June Federal Funds Rate increase.  A modest increase in mortgage prepayments contributed to the decline in margins.  Higher borrowing rates were partially offset by higher coupon interest rates on adjustable-rate mortgages underlying the Company’s residential mortgage investments.  At September 30, 2017, over 50% of the Company’s ARM securities portfolio will reset in rate in less than 18 months, allowing the Company’s cash yields to continue benefiting from higher prevailing interest rates in future quarters.

Portfolio yields averaged 1.69% during the third quarter of 2017, three basis points higher than the 1.66% reported for the second quarter.  Cash yields (yields on the portfolio before investment premium amortization) increased six basis points to average 2.72% during the third quarter, benefiting from mortgage loans underlying the portfolio resetting to higher rates based on higher prevailing six- and 12-month interest rate indices.  Yield adjustments for investment premium amortization increased three basis points to average a negative 1.03% for the third quarter.  Mortgage prepayment rates averaged an annualized constant prepayment rate, or CPR, of 25.77%, an increase of 1.08% CPR.  The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the quarter and nine months ended September 30, 2017 (dollars in thousands):

	Quarter Ended September 30, 2017	Nine Months Ended September 30, 2017
Residential mortgage investments, beginning of period	$13,598,890	$13,316,282
Portfolio acquisitions (principal amount)	1,074,870	3,278,611
Investment premiums on acquisitions*	29,422	101,588
Portfolio runoff (principal amount)	(1,055,577)	(2,977,406)
Investment premium amortization	(34,950)	(98,996)
Decrease in net unrealized gains on securities classified as available-for-sale	(7,072)	(14,496)
Residential mortgage investments, end of period	$13,605,583	$13,605,583
Increase in residential mortgage investments during the indicated periods	$6,693	$289,301

*

Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances.  Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments.  As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $12.47 billion in secured borrowings, after adjusting for hedging activities, averaged nine basis points higher at 1.17% during the third quarter of 2017, compared to 1.08% for the second quarter.  The increase is largely attributable to higher interest rates primarily resulting from the Federal Reserve’s action to raise the Federal Funds Rate 25 basis points in June 2017.  Average unhedged secured borrowing rates increased 24 basis points during the third quarter, while related hedged borrowing rates increased two basis points.  The Company uses two- and three-year term interest rate swap agreements, supplemented with longer-maturity secured borrowings when available at attractive rates and terms, to help mitigate exposure to rising short-term interest rates.  Excluding $600 million notional amount of swap agreements that expired October 2, 2017, at quarter-end the Company held $8.25 billion notional amount of portfolio financing-related swap agreements with contract expirations occurring at various dates through the third quarter of 2020 and a weighted average expiration of 13 months.

Operating costs were lower in the third quarter of 2017 than in previous quarters primarily due to adjustments to accruals for the Company’s performance-based compensation programs.  Expressed as an annualized percentage of long-term investment capital, operating expenses averaged 0.64% during the third quarter of 2017 and 0.73% year-to-date.  As an annualized percentage of total assets, operating expenses averaged 0.06% and 0.07% during these periods.  Capstead is a leader in terms of operating cost efficiency among mortgage REITs and has a competitive cost structure relative to a wide variety of high yielding investment vehicles.

Long-Term Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings, increased by $27.8 million during the third quarter of 2017 to $1.37 billion as a result of issuing $42.1 million in Series E preferred stock, partially offset by declines in unrealized portfolio and swap gains and dividend distributions in excess of earnings.  Portfolio leverage (secured borrowings divided by long-term investment capital) decreased to 9.09 to one at September 30, 2017 from 9.27 to one at June 30, 2017.

The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter and nine months ended September 30, 2017:

	Quarter Ended September 30, 2017		Nine Months Ended September 30, 2017
Book value per common share, beginning of period	$10.72		$10.85
Change in net unrealized gains on mortgage securities classified as available-for-sale	(0.07)		(0.15)
Change in net unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	(0.02)		0.02
Unsecured borrowings	–		(0.01)
	(0.09)	(0.8)%	(0.14)	(1.3)%
Capital transactions:
Dividend distributions in excess of earnings	(0.06)		(0.15)
Other	(0.01)		–
	(0.07)	(0.7)%	(0.15)	(1.4)%
Book value per common share, end of period	$10.56		$10.56
Decrease in book value per common share during the indicated periods	$(0.16)	(1.5)%	$(0.29)	(2.7)%

Nearly all of Capstead’s residential mortgage investments and all interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share.  The Company’s borrowings, however, are not reflected at fair value on the balance sheet.

Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.  The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels, generally within five years.  Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM or fixed-rate loans.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Our third quarter earnings absorbed the brunt of the effects of the Federal Reserve’s mid-June 25 basis point increase in the Federal Funds Rate, the third such increase since December 2016.  Our secured borrowing rates, after consideration of interest rate swap agreements held for hedging purposes, averaged nine basis points higher during the quarter.  Partially mitigating this increase was a six basis point increase in overall cash yields largely attributable to periodic coupon interest rate resets on mortgage loans underlying the currently-resetting portion of our portfolio.  This key feature of our short duration ARM strategy should continue to benefit cash yields in the coming quarters.

“We also anticipate benefiting from lower mortgage prepayment levels in the coming quarters with the recent increase in longer term interest rates and now that the summer selling season is over.  During the third quarter, prepayments increased 1.08% CPR to average 25.77% CPR, contributing to a $1.3 million increase in investment premium amortization.  October prepayments fell to 22.75% CPR, an improvement of nearly 12%.  ARM mortgage prepayment levels have been persistently high in recent quarters due to a number of factors, including seasonality and a flattening of the yield curve as longer term rates have not increased in tandem with shorter term rates since year-end.  This can create refinancing opportunities, particularly for borrowers whose loans have recently reset to higher levels.

“Our investment strategy seeks to largely eliminate credit risk and mitigate interest rate risk by investing only in short duration agency-guaranteed residential ARM securities, augmented with interest rate swap agreements.  The adjustable-rate nature of our portfolio should result in more book value stability in comparison to book values of our long duration peers while affording us the opportunity over time to recover financing spreads diminished by rising short-term interest rates.  Given our current opportunity for continued increases in cash yields and our prudent hedging posture, we believe Capstead is well positioned to generate attractive risk-adjusted returns over the long term.  Key to our near-term success will be mortgage prepayment levels and the pace of future increases in short-term interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, October 26, 2017 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an archive of the webcast will be available through January 26, 2018.  An audio replay can be accessed one hour after the end of the conference call, also through January 26, 2018, by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10113229.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;
•	fluctuations in interest rates and levels of mortgage prepayments;
•	the effectiveness of risk management strategies;
•	the impact of differing levels of leverage employed;
•	liquidity of secondary markets and credit markets;
•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;
•	the availability of new investment capital;
•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;
•

changes in market conditions as a result of federal corporate and individual income tax reform, federal government fiscal challenges and Federal Reserve monetary policy, including policy regarding its holdings of Agency and U.S. Treasury Securities;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;
•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac, Ginnie Mae and similar federal government agencies and related guarantees;
•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940;
•	other changes in legislation or regulation affecting the mortgage and banking industries; and
•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein.  It is not possible to identify all of the risks, uncertainties and other factors that may affect future results.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Residential mortgage investments ($13.13 and $12.81 billion pledged at September 30, 2017 and December 31, 2016, respectively)	$13,605,583	$13,316,282
Cash collateral receivable from interest rate swap counterparties	47,250	29,660
Interest rate swap agreements at fair value*	2,022	24,709
Cash and cash equivalents	93,454	56,732
Receivables and other assets	153,339	149,493
	$13,901,648	$13,576,876
Liabilities
Secured borrowings	$12,467,387	$12,145,346
Interest rate swap agreements at fair value*	24,759	24,417
Unsecured borrowings	98,166	98,090
Common stock dividend payable	18,688	22,634
Accounts payable and accrued expenses	19,245	38,702
	12,628,245	12,329,189
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 and 8,234 shares issued and outstanding ($258,226 and $205,849 aggregate liquidation preferences) at September 30, 2017 and December 31, 2016, respectively	250,946	199,059
Common stock - $0.01 par value; 250,000 shares authorized: 96,105 and 95,989 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	961	960
Paid-in capital	1,275,442	1,288,346
Accumulated deficit	(346,570)	(346,464)
Accumulated other comprehensive income	92,624	105,786
	1,273,403	1,247,687
	$13,901,648	$13,576,876

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,371,569	$1,345,777
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.09:1	9.02:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$10.56	$10.85

*

Beginning in 2017, exchange-traded swap agreements are deemed to be settled daily in accordance with recent legal interpretations. As a result, the fair value of exchange-traded swap agreements held as cash flow hedges of Secured borrowings is calculated including related accrued interest and net of variation margin amounts received or paid through the exchange, resulting in separately presenting on the balance sheet a significantly reduced fair value amount representing the unsettled fair value of these derivatives.  Non-exchange traded swap agreements held as cash flow hedges of Unsecured borrowings were not affected by these legal interpretations and continue to be reported at fair value calculated excluding accrued interest and variation margin.  At September 30, 2017, Cash collateral receivable from interest rate swap counterparties includes initial margin for all swap agreements and variation margin for non-exchange traded swap agreements.  Accrued interest for non-exchange traded swap agreements is included in Accounts payable and accrued expenses.  This change in presentation has had no further impact on the Company’s accounting for derivatives.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Interest income:
Residential mortgage investments	$57,073	$49,845	$168,017	$162,654
Other	366	174	757	494
	57,439	50,019	168,774	163,148
Interest expense:
Secured borrowings	(36,655)	(26,636)	(98,745)	(80,232)
Unsecured borrowings	(1,910)	(1,970)	(5,701)	(5,923)
	(38,565)	(28,606)	(104,446)	(86,155)
	18,874	21,413	64,328	76,993
Other revenue (expense):
Compensation-related expense	(1,073)	(4,039)	(4,021)	(9,305)
Other general and administrative expense	(1,097)	(1,239)	(3,435)	(3,565)
Miscellaneous other revenue	48	305	130	1,300
	(2,122)	(4,973)	(7,326)	(11,570)
Net income	$16,752	$16,440	$57,002	$65,423
Net income available to common stockholders:
Net income	$16,752	$16,440	$57,002	$65,423
Less preferred stock dividends	(4,718)	(3,846)	(12,600)	(11,515)
	$12,034	$12,594	$44,402	$53,908

Net income per common share:
Basic and diluted	$0.13	$0.13	$0.46	$0.56

Weighted average common shares outstanding:
Basic	95,792	95,678	95,768	95,647
Diluted	95,923	95,866	95,905	95,799

Cash dividends declared per share:
Common	$0.19	$0.23	$0.61	$0.72
Series E preferred	0.47	0.47	1.41	1.41

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS

(unaudited, in thousands, except per share amounts, percentages annualized)

	2017			2016
	Q3	Q2	Q1	Q4	Q3	Q2
Quarterly Statements of Income:
Interest income:
Residential mortgage investments	$57,073	$56,103	$54,841	$50,040	$49,845	$53,309
Other	366	238	153	143	174	128
	57,439	56,341	54,994	50,183	50,019	53,437
Interest expense:
Secured borrowings	(36,655)	(33,850)	(28,240)	(27,421)	(26,636)	(27,014)
Unsecured borrowings	(1,910)	(1,900)	(1,891)	(1,910)	(1,970)	(1,976)
	(38,565)	(35,750)	(30,131)	(29,331)	(28,606)	(28,990)
	18,874	20,591	24,863	20,852	21,413	24,447
Other revenue (expense):
Compensation-related expense	(1,073)	(1,833)	(1,115)	(2,444)	(4,039)	(2,042)
Other general and administrative expense	(1,097)	(1,276)	(1,062)	(1,117)	(1,239)	(1,157)
Miscellaneous other revenue	48	67	15	159	305	382
	(2,122)	(3,042)	(2,162)	(3,402)	(4,973)	(2,817)
Net income	$16,752	$17,549	$22,701	$17,450	$16,440	$21,630
Net income per diluted common share	$0.13	$0.14	$0.20	$0.14	$0.13	$0.19
Average diluted common shares outstanding	95,923	95,916	95,875	95,877	95,866	95,786

Select Operating Statistics:
Average portfolio outstanding (cost basis)	$13,513,833	$13,501,791	$13,102,455	$13,320,407	$13,629,220	$13,837,817
Average long-term investment capital (“LTIC”)	1,353,859	1,358,646	1,361,102	1,369,928	1,380,006	1,388,476
Investment premium amortization	34,950	33,661	30,385	34,945	36,076	33,052
Constant prepayment rate (“CPR”)	25.77%	24.69%	22.93%	25.59%	25.80%	23.19%
Total financing spreads	0.46	0.52	0.68	0.55	0.56	0.64
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.52	0.58	0.74	0.61	0.62	0.70
Operating costs as a percentage of LTIC*	0.64	0.92	0.93	0.97	0.83	0.93
Return on common equity capital	4.61	5.13	7.18	5.04	4.62	6.55

*

Excludes the effects of a first quarter 2017 adjustment to the annual incentive compensation accrual of $938,000 and third and fourth quarter 2016 separation of service charges totaling $(3.0 million).

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY FINANCING SPREAD ANALYSIS

(annualized)

	2017			2016				2015
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Total financing spreads: (a)
Yields on all interest-earning assets	1.68%	1.65%	1.67%	1.49%	1.45%	1.53%	1.69%	1.62%
Borrowing rates on all interest-paying liabilities	1.22	1.13	0.99	0.94	0.89	0.89	0.87	0.79
Total financing spreads	0.46	0.52	0.68	0.55	0.56	0.64	0.82	0.83
Financing spreads on residential mortgage investments, a non-GAAP financial measure:
Cash yields on residential mortgage investments (b)	2.72	2.66	2.60	2.55	2.52	2.50	2.47	2.44
Investment premium amortization (b)	(1.03)	(1.00)	(0.93)	(1.05)	(1.06)	(0.96)	(0.75)	(0.81)
Yields on residential mortgage investments	1.69	1.66	1.67	1.50	1.46	1.54	1.72	1.63
Unhedged secured borrowing rates (c)	1.33	1.09	0.89	0.79	0.69	0.67	0.65	0.48
Hedged secured borrowing rates (c)	1.10	1.08	0.96	0.95	0.93	0.96	0.93	0.87
Secured borrowing rates	1.17	1.08	0.93	0.89	0.84	0.84	0.82	0.73
Financing spreads on residential mortgage investments	0.52	0.58	0.74	0.61	0.62	0.70	0.90	0.90
CPR	25.77	24.69	22.93	25.59	25.80	23.19	18.23	19.62

(a)

All interest-earning assets include residential mortgage investments, overnight investments and cash collateral receivable from interest rate swap counterparties.  All interest-paying liabilities include unsecured borrowings and cash collateral payable to interest rate swap counterparties.

(b)

Cash yields are based on the cash component of interest income.  Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments.  Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(c)

Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related interest rate swap agreements.  Hedged borrowing rates represent the average fixed-rate payments made on interest rate swap agreements held for portfolio hedging purposes adjusted for differences between LIBOR-based variable-rate payments received on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness.  Average fixed-rate swap payments were 1.08%, 1.02% and 0.89% for the third, second and first quarters of 2017, respectively, while the variable-rate payment adjustments equated to 0.02%, 0.06% and 0.07% on average currently-paying swap notional amounts outstanding for the same periods.  During 2016, fixed-rate swap payments averaged 0.74% while variable-rate payment adjustments averaged 0.20% on average notional amounts outstanding.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differ from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures:

	2017			2016				2015
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Total financing spreads	0.46%	0.52%	0.68%	0.55%	0.56%	0.64%	0.82%	0.83%
Impact of yields on other interest-earning assets*	0.01	0.01	–	0.01	0.01	0.01	0.03	0.01
Impact of borrowing rates on other interest-paying liabilities*	0.05	0.05	0.06	0.05	0.05	0.05	0.05	0.06
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.52	0.58	0.74	0.61	0.62	0.70	0.90	0.90
*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings (at average borrowing rates of 7.78%, 7.74% and 7.71% for the third, second and first quarters of 2017, respectively) and, at times, cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	September 30, 2017					December 31, 2016
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,213,694	$171,134	$5,384,828	$5,480,097	$95,269	$130,427
Longer-to-reset ARMs	5,145,198	151,341	5,296,539	5,291,045	(5,494)	(19,620)
Ginnie Mae securities:
Current-reset ARMs	1,494,786	48,761	1,543,547	1,547,233	3,686	5,130
Longer-to-reset ARMs	1,249,052	36,458	1,285,510	1,283,188	(2,322)	(10,302)
	$13,102,730	$407,694	$13,510,424	$13,601,563	$91,139	$105,635
Interest rate swap agreements: (b)
Secured borrowings-related			$8,850,000	$26,244	$26,244	$24,346
Unsecured borrowings-related			100,000	(24,759)	(24,759)	(24,195)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity.  Gains or losses are generally recognized in earnings only if sold.  Residential mortgage securities classified as held-to-maturity with a cost basis of $1.8 million and unsecuritized investments in residential mortgage loans with a cost basis of $2.2 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

To help mitigate exposure to higher interest rates, Capstead uses one- and three-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements supplemented with longer-maturity secured borrowings when available at attractive rates and terms.  The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings.  Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity.  Above amounts exclude variation margin and accrued interest.

The following reflects Capstead’s portfolio financing-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related swap fixed-rate payment requirements.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Fourth quarter 2017	$1,500,000	0.79%
First quarter 2018	1,700,000	0.76
Second quarter 2018	600,000	0.79
Third quarter 2018	400,000	0.88
Fourth quarter 2018	800,000	1.15
First quarter 2019	950,000	1.58
Second quarter 2019	1,650,000	1.33
Third quarter 2019	550,000	1.40
Fourth quarter 2019	300,000	1.55
First quarter 2020	200,000	1.75
Third quarter 2020	200,000	1.64
	$8,850,000

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of September 30, 2017 of approximately 11¼ and 8½ months, respectively, for a net duration gap of approximately 2¾ months.  Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of September 30, 2017)

(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$3,893,098	3.11%	3.33%	1.70%	2.85%	9.44%	6.4
Freddie Mac Agency Securities	1,491,730	3.19	3.50	1.82	2.54	9.39	7.4
Ginnie Mae Agency Securities	1,543,547	2.39	2.83	1.51	1.07	8.28	5.9
Residential mortgage loans	1,515	3.85	3.46	2.08	1.64	11.06	4.9
(51% of total)	6,929,890	2.97	3.26	1.68	2.38	9.17	6.5
Longer-to-reset ARMs:
Fannie Mae Agency Securities	3,317,609	2.74	3.38	1.59	3.08	7.75	43.4
Freddie Mac Agency Securities	1,978,930	2.73	3.42	1.64	2.69	7.80	40.3
Ginnie Mae Agency Securities	1,285,510	3.02	2.81	1.50	1.01	8.02	45.7
(49% of total)	6,582,049	2.79	3.28	1.59	2.56	7.82	42.9
	$13,511,939	2.88	3.27	1.64	2.47	8.51	24.3
Gross WAC (rate paid by borrowers)(d)		3.48

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At September 30, 2017, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.11.  This table excludes less than $3 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 79% of current-reset ARMs were subject to periodic caps averaging 1.76%; 14% were subject to initial caps averaging 3.59%; and 7% were subject to lifetime caps averaging 7.14%.  All longer-to-reset ARM securities at September 30, 2017 were subject to initial caps.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at September 30, 2017 approximately 90%, 5% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively, while approximately 2% reset every five years.  Approximately 86% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.